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                                                                      Exhibit 99


Technical Communications Corporation                       NEWS RELEASE
100 Domino Drive                                           August 27, 1998
Concord, MA 01742-2892                                     For Immediate Release
Contact:  Janet LeClair, Investor Relations
(978)287-5100
Web Site:  http://www.tcosecure.com
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         TECHNICAL COMMUNICATIONS CORPORATION COMMENTS ON TABULATION OF
        VOTING RESULTS OF ANNUAL MEETING AND ONGOING LITIGATION WITH THE
                                PHALON/AWAN GROUP

Concord, Massachusetts -- Technical Communications Corporation (NASDAQ; TCCO) today announced that the reporting of the voting results of its August 14, 1998 Annual Shareholders Meeting has been delayed. The tabulation of results is currently the subject of an action pending in Massachusetts Superior Court (Suffolk County). Final results are not expected to be known until certain issues relating to the tabulation of votes under Massachusetts corporate law are resolved by the court. It is expected that these issues could be resolved within ten days at which time the results would be reported.

Commenting on the separate ongoing litigation with the Phalon/Awan Group pending in Massachusetts Superior Court, TCC noted that on August 26, 1998, the court declined to rule on the Phalon/Awan Group's most recent motion to enjoin the implementation of the June 24, 1998 Board vote opting into the provisions of Massachusetts General Laws, Chapter 156B, Section 50A. The court instead decided to order a trial on issues raised by TCC and the Phalon/Awan Group in the current action, which proceeding is expected to begin sometime within the next thirty days.

Technical Communications Corporation's products and systems secure mission-critical networks for governments, corporations and financial institutions around the world. With over 35 years of experience, TCC is the trusted supplier for organizations that place a high value on their data and its successful transmission.